As filed with the Securities and Exchange Commission on April 25, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELEDYNE TECHNOLOGIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	25-1843385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Address of principal executive offices)

TELEDYNE TECHNOLOGIES INCORPORATED

AMENDED AND RESTATED 2008 INCENTIVE AWARD PLAN

(Full title of the plan)

John T. Kuelbs

Executive Vice President, General Counsel and Secretary

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Name and address of agent for service)

(805) 373-4545

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	2,627,000(1)	$62.36(2)	$163,819,720	$18,773.74

(1)

The Teledyne Technologies Incorporated Amended and Restated 2008 Incentive Award Plan, formerly known as the “Teledyne Technologies Incorporated 2008 Incentive Award Plan” (as amended and restated, the “Amended and Restated Plan”) authorizes the issuance of 4,237,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), of which 2,627,000 shares are being registered hereunder and 1,610,000 have been registered previously. This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for the purpose of calculating the registration fee under Rule 457(h) and (c) under the Securities Act, based on the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on April 20, 2012.

INTRODUCTION

On April 25, 2012, the Registrant’s stockholders approved the Amended and Restated Plan, which, among other things, increased the number of authorized shares of the Registrant’s Common Stock that may become issuable under the Amended and Restated Plan by 2,627,000 shares, from 1,610,000 to 4,237,000 shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Amended and Restated Plan authorizes the issuance of an aggregate of 4,237,000 shares of Common Stock. The Registrant has previously registered 1,610,000 shares of Common Stock issuable under the Amended and Restated Plan pursuant to a Registration Statement on Form S-8 (No. 333-150633) filed with the Commission on May 5, 2008 (the “Prior Registration Statement”). Under this Registration Statement, the Registrant is registering an additional 2,627,000 shares of Common Stock issuable under the Amended and Restated Plan. The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.

Experts

The consolidated financial statements and schedule appearing in the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012 and the effectiveness of the Registrant’s internal control over financial reporting as of January 1, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The consolidated financial statements and schedule audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their reports given on their authority as experts in accounting and auditing.

Item 5. Interests of Named Experts and Counsel

The opinion of counsel as to the legality of the securities that may be issued under the Amended and Restated Plan is given by Melanie S. Cibik, Vice President, Associate General Counsel and Assistant Secretary for the Registrant. As of March 29, 2012, Ms. Cibik owned 29,338 shares of the Registrant’s Common Stock and held stock options and performance share plan rights granted under various incentive plans of the Registrant.

Item 6. Indemnification of Directors and Officers

Effective April 22, 2009, the Registrant entered into individual Indemnification Agreements with directors and certain officers and executives of the Registrant. A total of 25 persons have such agreements. Simply, the Indemnification Agreements provide the directors and executives who are parties to the agreements with a stand-alone contractual right to indemnification and expense advancement to the greatest extent allowable under Delaware law. Some further details include:

•

In a third-party proceeding, an indemnitee is entitled to indemnification if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, if in a criminal action or proceeding, if the indemnitee had no reason to believe that his or her conduct was unlawful. In a third party proceeding, the indemnification obligation covers reasonable expenses, judgment fines, and amounts paid in settlement actually and reasonably incurred by the indemnitee.

•

In proceedings by or in the name of the Registrant (e.g., derivative suits), an indemnitee is entitled to indemnification if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. In derivative suits, the indemnification obligation covers reasonable expenses, but in proceedings where the Registrant is alleging harm caused by the indemnitee, the indemnitee would generally not be entitled to be indemnified for judgments, fines and amounts paid in settlement (otherwise the Registrant would effectively not recover any damages), unless perhaps a Delaware or other court determines otherwise despite the finding of liability.

•

The Registrant has an obligation to advance, on an unsecured and interest-free basis, reasonable expenses incurred by the indemnitee within 30 days of the indemnitee’s request. The indemnitee does not need to meet any standard of conduct to be entitled to advancement of expenses and there is no determination requirement to be made by the Board of the Registrant in connection with the advancements of expenses. An indemnitee must repay any amounts advanced if it ultimately determined that the indemnitee is not entitled to indemnification.

The Registrant’s indemnification obligations do not cover the following situations: (1) where indemnification payments have been made under director’s and officer’s insurance or other indemnification provisions; (2) where the claim is based on disgorgement of short-swing profits under Section 16(b) of the Exchange Act; (3) where the claim is based on reimbursement by the indemnitee to the Registrant of a bonus or other incentive-based or equity-based compensation if required under the Exchange Act (e.g., in connection with a restatement as a result of the company’s noncompliance with the financial reporting requirements required by Section 304 of the Sarbanes-Oxley Act of 2002, as amended); or (4) where the proceeding is initiated by the indemnitee (other than proceedings that are consented to by the Board of the Registrant or that the indemnitee initiates against the Registrant to enforce the Indemnification Agreement).

Under the Indemnification Agreements, in the event of a change in control or the Registrant reduces or does not renew the Registrant’s director’s and officer’s insurance coverage, the Registrant is required to purchase (or cause the acquirer or successor to the Registrant to purchase or maintain) a six-year tail policy, subject to a 200% premium cap. The agreements continue until the later of (i) 10 years after the indemnitee ceases to serve as a director or officer, and (ii) one year following the final termination of any proceeding subject to the agreement.

Item 8. Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this 25th day of April, 2012.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Robert Mehrabian
Robert Mehrabian Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ Robert Mehrabian	Chairman, President and Chief Executive	April 25, 2012
Robert Mehrabian	Officer (Principal Executive Officer), Director

/s/ Dale A. Schnittjer	Senior Vice President and Chief Financial	April 25, 2012
Dale A. Schnittjer	Officer (Principal Financial Officer)

/s/ Susan L. Main	Vice President and Controller (Principal	April 25, 2012
Susan L. Main	Accounting Officer)

*	Director	April 25, 2012
Roxanne S. Austin

*	Director	April 25, 2012
Frank V. Cahouet

*	Director	April 25, 2012
Charles Crocker

*	Director	April 25, 2012
Kenneth C. Dahlberg

*	Director	April 25, 2012
Simon M. Lorne

*	Director	April 25, 2012
Paul D. Miller

*	Director	April 25, 2012
Michael T. Smith

*	Director	April 25, 2012
Wesley W. von Schack

* /s/ Melanie S. Cibik
Melanie S. Cibik
Pursuant to Power of Attorney filed as Exhibit 24.1

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Teledyne Technologies Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295)).

4.2	Amended and Restated Bylaws of Teledyne Technologies Incorporated (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295)).

5.1	Opinion of Melanie S. Cibik regarding the legality of the shares being registered hereunder.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Melanie S. Cibik (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney

99.1	Teledyne Technologies Incorporated Amended and Restated 2008 Incentive Award Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement filed March 8, 2012 (File No. 1-15295))